2. CODE OF ETHICS, INSIDER TRADING, AND PERSONAL SECURITIES TRANSACTIONS

SEAFARER CAPITAL PARTNERS, LLC

Adopted November 9th, 2011

October 28, 2022

The Firm has established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Advisers Act. As an investment adviser, Seafarer (the “Firm”) has a duty of loyalty to act in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all of its Supervised Persons1 shall act in a fair, lawful and ethical manner, in accordance with the federal securities laws and the rules and regulations imposed by the SEC.

All Supervised Persons should review this Code in an effort to be aware of their responsibilities. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall take precedence. Any violation of this Code or any other Firm policy and/or procedure shall be subject to the Firm’s disciplinary procedures, which may include termination of employment.

It is the Firm’s intent to serve its clients’ interests with the highest standards of integrity, professionalism, and care. All Supervised Persons must recognize that while the Code prescribes certain standards of conduct, it is not an exhaustive guide to ethical behavior, nor does it catalog all that is expected of a fiduciary. When conflicts of interest between the Firm (or a Supervised Person) and clients arise, the Firm expects that Supervised Persons will act in a manner consistent with the Code’s intent, regardless of whether such situations are directly addressed by the Code.

Equally, the Firm recognizes that complex, unforeseen problems arise during the normal course of business. In response to such circumstances, Supervised Persons – acting in good faith, and with the utmost care with respect to clients’ interests – may inadvertently commit a technical breach of the Code. In such rare instances, the Firm will carefully weigh the facts and circumstances to determine whether the conduct in question constitutes a violation of the Code and its intent.

A.	SCOPE OF THE CODE

The terms of this Code apply to all Supervised Persons and sets forth the standard of conduct by which each individual should carry out his/her respective obligations. Specifically, this document presents the Firm’s fundamental standard of conduct applicable to Supervised Persons. As discussed in section C below, the rules on reporting and obtaining permission to conduct securities transactions pertain to the securities accounts in which any Supervised Person has any direct or indirect Beneficial Interest (as defined below). Of particular concern (but not exclusive) are securities in which client assets may be invested, including stocks, bonds, options, futures and options on futures.

Additionally, Supervised Persons must avoid even the appearance of conflicts of interest when receiving or providing gifts or entertainment from or to persons doing business with, or wishing to do business with, Seafarer. Appendix 1 “Policy and Procedures with Respect to Gifts and Entertainment” sets forth the Firm’s policies and Supervised Persons’ obligations when giving or receiving business related gifts and entertainment. Furthermore, Appendix 2 “Policy and Procedures with Respect to Insider Trading” sets forth the Firm’s policies and its Supervised Persons’ responsibilities with respect to safeguarding and avoiding misuse of non-public information about the firm, its clients, or companies.

[1]	Supervised Persons is defined in Section 1: Overview of the Compliance Program, and includes the firm’s employees, officers, directors, service members and managing members. For the purposes of this Code of Ethics, all Supervised Persons of Seafarer are considered Access Persons as defined by Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

B.	STANDARDS OF BUSINESS CONDUCT

All Supervised Persons shall act in accordance with the requirements of the Advisers Act and the fiduciary principles articulated above. The Firm, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place the clients’ interests above those of the advisory firm. To that end, all Supervised Persons should avoid conflicts of interest that could compromise the Firm’s ability to act in the clients’ best interests. In addition, Supervised Persons should seek to avoid the appearance of any such conflict.

Furthermore, Seafarer is subject to the anti-fraud provisions of the federal securities laws which prohibit the Firm and its Supervised Persons from:

•	Employing any device, scheme, or artifice to defraud a client or prospective client;

•	Engaging in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

•	Making any untrue statement of a material fact to a client or prospective client or omitting to state a material fact necessary to make the statement made in light of the circumstances under which they are made not misleading; and

•	Engaging in fraudulent, deceptive or manipulative practices.

Manipulative transactions or practices such as window dressing, portfolio pumping, “pump and dump”, or similar schemes designed to defraud or deceive clients or prospective clients are prohibited. In coordination with the Chief Investment Officer, the Trade Desk or Fund Administration, the Chief Compliance Officer shall implement controls (to the extent feasible) designed to prevent and detect manipulative practices, including, but not limited to, those making use of conventional or social media.

Supervised Persons are prohibited from disclosing nonpublic information about a company, or the market for that company’s securities: (a) to any person, except to the extent necessary to carry out the Firm’s legitimate business obligations, or (b) in circumstances in which the information is likely to be used for unlawful trading. No Supervised Person who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and sufficient time has passed such that the market would have already reacted. See full policy in Appendix 2 “Policy and Procedures with Respect to Insider Trading”.

Finally, it is, and always has been, the policy of the Firm that it and each Supervised Person comply with the aforementioned standards and to recognize that the Firm has a fiduciary obligation towards its clients. Supervised Persons should be fully aware of the high value the Firm has placed and continues to place on the adherence by all Supervised Persons to ethical conduct at all times, and all Supervised Persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of the Firm. In addition, all Supervised Persons are required to comply with those federal securities laws which apply to the business of the Firm as described in this Code of Ethics, as communicated by the Chief Compliance Officer, or otherwise. Each Supervised Person’s execution of the Annual Acknowledgment of the Policies and Procedures constitutes an acknowledgment that he or she has complied and will continue to comply with such applicable laws. For purposes of this paragraph, “federal securities laws” includes the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, any rules adopted thereunder by the SEC or the Department of the Treasury, and the anti-bribery provisions of the US Department of Justice Foreign Corrupt Practices Act.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

C.	PERSONAL SECURITIES REPORTING AND TRANSACTIONS

As a result of the Firm’s obligations under Rule 204A-1 (and, with respect to the Registered Investment Companies advised by the Firm, Rule 17j-1 of the 1940 Act), all Supervised Persons1 must periodically submit for the Firm’s review reports of securities holdings and transactions in their Covered Accounts, as explained below. Additionally, Supervised Persons and their Household Members are prohibited from trading Investment Mandate Securities in their personal accounts and must obtain approval from Compliance in advance of trading Affiliated Funds, IPOs, and Limited Offerings, as explained below.

1.	Definitions of Terms used for Personal Securities Reporting and Transactions

Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in or through which Reportable Securities may be held and in or through which a Supervised Person or his or her Household Member has any direct or indirect Beneficial Interest. Covered Accounts include accounts for which a third-party manager has discretionary investment authority.

Household Members are any member of a Supervised Person’s immediate family including spouse, minor children, registered domestic partners, and related adults (including but not limited to parents, grandparents, grandchildren, siblings, step-siblings, step-children, step-parents, in-laws and any adoptive relationships) who are expected to live in same home with the Supervised Person. A related adult claimed as a dependent for tax purposes regardless of residence also will be considered a Household Member.

Notwithstanding the foregoing, only under rare circumstances, the Firm may rebut the presumption that an adult family member of a Supervised Person living in the same household as the Supervised Person is a Household Member for purposes of this Code where the Firm determines that the family member has their own independent wealth separate from the Supervised Person, maintains separate and distinct securities portfolios from which the Supervised Person receives no tangible benefits, and the Supervised Person has no direct or indirect influence or control over the family member’s securities portfolios or trading.

Covered Persons consists of Supervised Persons and their Household Members.

Beneficial Ownership is a very broad concept.

Within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or, (2) investment power, which includes the power to dispose, or to direct the disposition of, such security.

Within the meaning of Rule 16a-1 under the Exchange Act the term beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following: (i) the term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities; (ii) the term indirect pecuniary interest in any class of equity securities includes, but is not limited to, securities held by members of a person's immediate family sharing the same household, provided that the presumption of such beneficial ownership may be rebutted.

So as to avoid any misunderstanding, the SEC presumes that a Supervised Person is a beneficial owner of securities held by his or her immediate family members sharing the Supervised Person’s household.2

If you have any questions or doubts at all about whether you or a Household Member would be considered to have Beneficial Ownership in any Reportable Security, please contact the Chief Compliance Officer.

[1]	For the purposes of this Code of Ethics, all Supervised Persons of Seafarer are considered Access Persons as defined by Rule 17j-1 of the 1940 Act.
[2]	See the Investment Adviser Code of Ethics adopting release (Release Nos. IA-2256, IC-26492; File No. S7-04-04), page 6 (Reportable Securities).

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Reportable Security follows the meaning of a “security” in Section 202(a)(18) under the Advisers Act (generally, all securities of every kind and nature), except that it does not include:

•	Shares of open-end funds registered under the Investment Company Act of 1940 (i.e., “mutual funds”), other than shares of exchange-traded funds (ETFs) and Affiliated Funds (defined below), which are Reportable Securities for purposes of the Code.
•	Direct obligations of the U.S. Government.
•	Bank certificates of deposit, bankers’ acceptances, commercial paper, and high-quality short-term debt instruments, including repurchase agreements.
•	Shares of money market funds.
•	Shares of unit investment trusts that invest exclusively in one or more open-end funds registered under the Investment Company Act of 1940 (i.e., UITs that invest exclusively in mutual funds).

For purposes of this Code, there are three types of Reportable Securities, each with specific policies and procedures regarding personal securities transactions:

a) Investment Mandate Securities are securities that reasonably lie within the investment strategy or mandate of the accounts under the Firm’s advice and discretion, as defined by fund prospecti and/or investment management agreements (“IMA”) entered into by the Firm. An Investment Mandate Security includes any equity security, convertible security, corporate bond, government-issued debt, debenture or securitized debt, depository receipt representing any equity security, derivative securities or financial instruments whose intrinsic value is tied to securities, issued by: (i) a company that is organized under the laws of developing countries including but not limited to those identified in the fund prospectus or client IMA, or (ii) a company located in select developed nations identified in the fund prospectus or client IMA, which in Seafarer’s opinion have significant economic and financial linkages to developing countries, or (iii) a company that derives 50% or more of its total revenues or profits from either goods or services produced or sales made in developing countries, or has more than 50% of its assets located in developing countries, or (iv) a company that has the primary trading markets for its securities in developing countries, or (v) a governmental entity or an agency or instrumentality or political subdivision of developing countries.

b) Non-Investment Mandate Securities are securities that reasonably lie outside of the investment strategy or mandate of the accounts under the Firm’s advice and discretion, as defined by fund prospecti and/or IMAs entered into by the Firm. A Non-Investment Mandate Security includes any security that does not fit the criteria of an Investment Mandate Security or is a security excluded from the meaning of a Reportable Security described in Section 202(a)(18) under the Advisers Act. Exchange traded funds or trusts (“ETFs”) and closed-end funds are Non-Investment Mandate Securities.

c) Affiliated Funds are any registered investment company, including mutual funds, or other co-mingled investment fund, such as a private fund, to which the Firm serves as adviser, sub-adviser, or over which the Firm has investment discretion. Affiliated Funds follow the meaning of a Reportable Fund in Rule 204A-1 under the Advisers Act.

As the name of the term suggests Reportable Securities are securities that must be reported pursuant to the requirements of Rule 204A-1. For more on your reporting obligations see the Personal Securities Reporting Obligations, below.

If you have any doubt as to whether a specific investment is a Reportable Security or Investment Mandate Security under this Code, seek guidance from the Chief Compliance Officer. Please do not guess.

2.	Personal Securities Reporting Obligations

Supervised Persons must submit for the Firm’s review reports of securities holdings and transactions in their Covered Accounts as detailed below. The Chief Compliance Officer or his or her designee shall be responsible for periodically reviewing personal holdings and transactions reports. The Chief Compliance Officer’s own holdings and transactions reports shall be reviewed by the Chair of the Compliance Committee or his or her designee.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Supervised Persons must promptly notify Compliance when they or their Household Members open a new Covered Account. The beneficial owner of the account must promptly instruct his or her broker/dealer or bank to send copies of statements and trade confirmations for the new Covered Account to Seafarer and/or authorize Seafarer to contact the broker, dealer, bank or other financial institution holding the Covered Account to request that duplicate account statements, trade confirmations and other information for the Covered Account be provided directly to Seafarer and/or to any outside vendor engaged by Seafarer to assist in administering Seafarer’s Code of Ethics.

All Covered Persons must maintain any directly or indirectly owned Covered Accounts at specific broker-dealers that are on the Covered Account Approved Broker List. Covered Persons should refer to Box.com to obtain the current Covered Account Approved Broker List. Any exceptions to this requirement must be approved in writing by the Chief Compliance Officer. https://seafarer.box.com/s/oqyd6svace0uf235jzte2kh15z5m3558

i)	Initial and Annual Holding Reports on Current Securities Holdings

Each Supervised Person must provide the Chief Compliance Officer or his/her designee with a written report, in the form prescribed by Compliance, of the current Reportable Securities held in their Covered Accounts, including their positions in Affiliated Funds, within ten (10) days after becoming a Supervised Person. Information must be current as of a date no more than forty-five (45) days prior to the date of becoming a Supervised Person. An Initial Acknowledgement and Holdings Report is attached to this Code as Exhibit C.

Additionally, no later than February 14th of each year, each Supervised Person must provide the Chief Compliance Officer or his/her designee with a written report of the Reportable Securities held in his or her Covered Accounts, including his or her positions in Affiliated Funds, as of December 31st of the prior year by completing and submitting an Annual Acknowledgement and Holdings Report or by means of an outside vendor platform used by Seafarer to assist in administering Seafarer’s Code of Ethics. Note that all Supervised Persons must submit an Annual Acknowledgement and Holdings Report, or its equivalent, even if the Supervised Person or their Household Members held no securities during the year. The Firm’s current Annual Acknowledgement and Holdings Report is attached to this Code as Exhibit D.

ii)	Quarterly Transaction Reports

No later than thirty (30) days after the end of each calendar quarter, each Supervised Person must provide the Chief Compliance Officer or his/her designee with a written record of transactions in Reportable Securities in their Covered Accounts (including Affiliated Funds) over the previous quarter by completing and submitting a Quarterly Report of Personal Securities Transactions or by means of an outside vendor platform used by Seafarer to assist in administering Seafarer’s Code of Ethics. Transactions pursuant to an “automatic investment plan1” are not required to be reported.

Note that all Supervised Persons must submit a Quarterly Report of Personal Securities Transactions, or its equivalent, even if the Supervised Person or their Household Members had no securities transactions during the quarter. The Firm’s current Quarterly Report of Personal Securities Transactions is attached to this Code as Exhibit B.

3.	Personal Securities Transactions Prohibitions and Pre-Clearance

No Supervised Person or their Household Members (i.e., Covered Persons) may effect transactions of Reportable Securities in their Covered Accounts unless in accordance with the following procedures.

i)	It is the Firm’s policy that Covered Persons are prohibited from purchasing or selling any Investment Mandate Securities in their Covered Accounts.

If a Supervised Person candidate or their prospective Household Member(s) acquired shares of an Investment Mandate Security prior to their employment at Seafarer, he or she will declare the security to the Compliance Department prior to their employment at Seafarer on their own behalf or on behalf of their prospective Household Member(s). If a Covered Person acquires shares of an Investment Mandate Security non-volitionally (i.e., not by a personal trading decision) such as through inheritance, employment compensation (for a Household Member) or via other means, the Supervised Person on their own behalf or on behalf of their Household Member(s) will promptly declare the security to the Compliance Department. Seafarer will monitor ownership of and restrict trading in such securities as necessary to prevent conflicts of interest with client accounts.

[1]	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

The Chief Compliance Officer will supervise a Covered Person’s ongoing holdings in and/or disposition of Investment Mandate Securities in order to monitor and guard against potential conflicts of interest. No Covered Person may dispose of an Investment Mandate Security without first submitting to the Chief Compliance Officer a request in writing and receiving his or her written approval (as described in Section C(3)(ii) below). Dividend reinvestment, rights offerings or other similar corporate actions on a Covered Person’s existing positions in Investment Mandate Securities are permissible and need not be approved in advance.

ii)	Seafarer’s Chief Compliance Officer may grant an exception to the selling prohibition described in Section C(3)(i) above when the limitations would impose a personal financial hardship on the employee. This exception is not automatic, is granted on a case-by-case basis and requires advanced review and written approval of the Chief Compliance Officer and Chief Investment Officer. An employee seeking relief must establish a bona fide financial hardship, such as substantial and unforeseen medical expenses or the acquisition of a primary residence.

iii)	With respect to the exception described in Section C(3)(ii), a Covered Person may not sell an Investment Mandate Security in their Covered Account within seven calendar days either before or after a purchase or sale of the same security by a Fund for which the Covered Person has investment authority. For example, if a Fund trades a security on day 0, day 8 is the first day the Covered Person may sell the security for his or her own Covered Account. A Covered Person’s personal trade, however, shall have no effect on the Fund’s ability to trade.

iv)	Covered Persons may engage in transactions in Non-Investment Mandate Securities for any Covered Account, provided that in every instance any trade in a Non-Investment Mandate Security must comply with the Firm’s Insider Trading Policy (see Appendix II, below), and no Covered Person shall engage in any transaction in a Non-Investment Mandate Security for any Covered Account if the Covered Person knows or should have known at the time of such transaction that such Non-Investment Mandate Security is being:

(a)	considered for purchase or sale by Seafarer on behalf of a client account, or
(b)	purchased or sold by Seafarer on behalf of a client account.

v.	With respect to purchases and sales of Affiliated Funds, the following requirements and restrictions apply to all Covered Persons:
a.	Transactions in Affiliated Funds may be executed once a week on Wednesdays prior to 1 pm Pacific Time (“PT”);
b.	Such transactions must be pre-approved using the Firm’s electronic compliance platform, unless it is not available, in which case the Personal Transaction Authorization Form (Exhibit A, below) may be used;
c.	Pre-approval must be submitted no later than 1 pm PT at least one business day prior to the Wednesday on which the transaction will be executed.
i.	To be clear, submitting a pre-approval request after 1 pm on a Tuesday would not be eligible for execution the next calendar day. It would be approved for execution the Wednesday of the following week.
ii.	The CCO may revoke pre-approval at any time after it is granted and before the Covered Person executes the transactions;
iii.	Pre-approval is not required for:
1.	Subscriptions and redemptions that are part of an automatic investment plan or rights offering or other similar corporate action on an existing position;
2.	Reinvestment of dividends or capital gains;
3.	Subscription to an Affiliated Fund on the first day of its public launch;

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

d.	Shares of Affiliated Funds may not be purchased and sold, or sold and repurchased (“short-term trading”) within 60 calendar days;
i.	If any potential abuses are detected Seafarer may prohibit future transactions in Affiliated Funds and require disgorgement of profits realized on short-term trades;
e.	The CCO may, for sufficient reasons shown, make an exception to the approved Affiliated Fund transaction requirements and restrictions and shall record the reasons and grant of permission in the Supervised Person’s Code records.

vi)	Pre-approval Required for IPOs and Limited Offerings

No Covered Person may acquire any Beneficial Ownership in any security (not just Reportable Securities) in a private placement1 or an initial public offering, except with the specific, advanced approval of the Chief Compliance Officer. Approvals shall be recorded in writing and maintained according to the Firm’s books and record policies. Preclearance obtained for limited offerings is valid until the limited offering transaction closes.

D.	ADMINISTRATION AND ENFORCEMENT OF CODE

The Chief Compliance Officer will be responsible for administering and enforcing this Code and may enlist the assistance of a third-party compliance consultant and/or the Firm’s legal counsel in doing so. The Firm will take reasonable steps to avoid unnecessary disclosure regarding a Covered Person’s personal securities holdings and transactions. However, as part of the administration of the Code of Ethics, Seafarer reserves the right to share information about a Covered Person’s personal securities holdings and transactions internally within the company (e.g., with the Compliance Committee), with external parties (e.g., legal counsel, clients that signed an investment management agreement with Seafarer), and in response to regulatory or legal inquiries.

Should any Supervised Person have any questions regarding the applicability of this Code, he/she should address those questions with the Chief Compliance Officer. A Supervised Person should report any violation of this Code of which he or she is aware to the Chief Compliance Officer. The Chief Compliance Officer shall review the Firm’s compliance with the Code and raise issues of non-compliance to senior management and/or outside counsel, as necessary.

Supervised Persons who violate this Code of Ethics are subject to disciplinary action as determined by the Chief Compliance Officer and senior management of the Firm. In addition to the penalties outlined in chapter 1 of this compliance manual, penalties may include verbal and/or written reprimand, recording of violations in personnel files, or suspension or termination of employment. In the case of personal securities transactions violations, disgorgement of profits resulting from violating trades may be required.

E.	INVOLVEMENT IN LITIGATION

A Supervised Person must advise the Chief Compliance Officer immediately if he or she becomes involved in litigation involving his or her activities on behalf of the Firm (other than civil litigation not involving investment securities or such Supervised Person’s employment or professional activity), has received a subpoena, has been arrested or threatened with arrest, is subject to any judgment or arrest, or is contacted by any regulatory authority from any jurisdiction in respect of his or her activities on behalf of the Firm, any professional activity or activity relating to any investment security.

F.	RECORDKEEPING

Compliance shall maintain the following books and records in accordance with the Firm’s Recordkeeping policies:

•	Versions of the Firm’s Code of Ethics that went into effect;

•	Ongoing list of Supervised Persons;

[1]	A “private placement” is an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or section 4(a)(6) thereof, including any private placement made pursuant to Regulation D of the Securities Act.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

•	Supervised Persons’ Acknowledgement Forms memorializing receipt of the Compliance Manual which includes this Code of Ethics;

•	Initial and Annual Holdings Reports as discussed above;

•	Quarterly Transaction Reports as discussed above;

•	Record of any decision, and the reasons supporting the decision, approving the acquisition of IPOs and Limited Offerings by Supervised Persons; and

•	Records of Code of Ethics violations and any resulting remedial action.

G.	SOCIAL MEDIA POLICY

Policy Statement

The purpose of this policy is to provide guidance to Supervised Persons regarding the use of social media that affects the Firm’s interests. Your use of social media affects the Firm’s interests when you:

•	Refer to or use the names “Seafarer Capital Partners, LLC” or “Seafarer”, any investment vehicles sponsored or managed by the Firm, or any investment strategies managed by the Firm;

•	Use an @seafarerfunds.com email address;

•	Refer to Firm clients, employees, service providers, regulators, or competitors;

•	Discuss issues related to your work or Seafarer’s business; or

•	Use Firm computers, mobile devices, or networks.

If you use social media in a manner that affects the Firm’s interests, you are required to do so in a responsible, professional, and appropriate manner, and in accordance with this policy. Information presented should be accurate and truthful. Information that could be offensive to clients, employees, service providers, regulators or competitors should be avoided. When disagreeing with others’ opinions, keep your communications appropriate and polite.

It is also important to keep in mind that even if you believe that you are acting or speaking anonymously, due to the nature of online technology, whatever you say and do online can almost always be traced back to you and to the Firm.

Please also note that the intent of this policy is to protect the best interests of the Firm in an ever-evolving regulatory environment. As a registered investment adviser, the Firm is subject to legal requirements that may be implicated by your use of social media. This policy is designed to prevent you from violating these requirements. Consequently, your use of social media may be subject to review by the Firm including periodic review of each Supervised Person’s LinkedIn account and other common social media platforms.

Application of Policy and Definition of Social Media

This policy applies to all types of social media activity, whether or not you are using Firm computers, mobile devices, or other technology systems.

In this policy social media networking involves communicating through websites to share information, ideas, messages and other content for social, professional or other purposes on sites such as, but not limited to, LinkedIn, Facebook, Twitter, Google+, Cake Financial, Wikipedia, Live Journal, Reddit, YouTube, Tumblr, WeChat, and Instagram.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Policy Guidelines

These guidelines identify social media activity that the Firm considers inappropriate, irresponsible, or unprofessional, or that may implicate certain legal or regulatory requirements applicable to the Firm. The specific examples provided here are not comprehensive, however, and do not replace the exercise of good judgment on your part. They apply to activity in your personal social media accounts and any of the Firm’s social media pages. (References to “securities” includes shares of Affiliated Funds.)

•	Do not speak or purport to speak on behalf of the Firm without the express approval of the CCO.

•	Do not create a social media page or profile for the Firm or any Firm client. Only persons specifically authorized by the CCO are permitted to post any content on the Firm’s social media sites.

•	Do not conduct business on behalf of the Firm without the written approval of the CCO.

•	Do not communicate or post any recommendation or advice with respect to buying or selling any security, financial sectors, investment styles, asset allocation, financial or retirement planning, or the market in general.

•	Do not communicate or post any notice or other announcement that offers (i) any analysis, report, or publication concerning securities or which is to be used in determining when to buy or sell a security or which security to buy or sell; (ii) any graph, chart, formula or other device to be used in determining when to buy or sell a security or which security to buy or sell; or (iii) any other investment or financial planning advice.

•	Do not include on your own social media pages any recommendations, endorsements, or statements of clients’ experiences regarding the advisory services provided by you or the Firm. See the “LinkedIn” section of this policy below for important information specific to LinkedIn.

•	If you have identified yourself as being associated with the Firm, do not make any recommendations or referrals of other products, services, or professionals, except with the prior approval of the CCO.

•	Do not post on social media pages or sites of Firm clients (e.g., a client’s Facebook page, Wikipedia page, etc.) without the CCO’s prior consent.

•	Do not use Firm trademarks, service marks, logos and other intellectual property without the prior permission of the CCO.

•	Do not post any information or conduct any online activity that may violate applicable local, state or federal laws or regulations including but not limited to laws governing the securities industry, the use of copyrights, defamation, and privacy.

In addition, all communications on social media sites are subject to the Firm’s Confidential Information Policy. Therefore, you are prohibited from discussing or identifying any current or former Firm client or disclosing a client’s non-public information on a social media site. Similarly, you must never discuss Firm proprietary or confidential information on social media sites.

Communications on social media sites are also subject to the Social Media Usage Guidelines in the Firm’s Employee Handbook.

LinkedIn

It is appropriate for you to maintain a basic LinkedIn profile for yourself that identifies you as being employed by or associated with the Firm and lists your basic biographical information.

If you choose to create a personal LinkedIn profile, you are required to promptly provide the CCO with a link to your profile and take steps to allow the CCO to view your profile (such as adding the CCO as a connection).

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

You are prohibited from doing any of the following in your personal LinkedIn profile:

•	Adding to or displaying on your profile any “Skills,” “Endorsements” or “Recommendations” received by others, or any other indication from clients or others that could be construed as an endorsement or statement of a client’s experience with you or the Firm.

•	Endorsing or making recommendations about the products or services of another financial adviser (including their personnel) on their LinkedIn profiles.

•	Posting to or participating in any forum discussions that deal with any investment, market, or economic-related topic without written authorization from the CCO.

•	Using LinkedIn’s messaging functionality for soliciting new clients or other business development purposes without written consent from the CCO.

If you are unsure whether some content or description you wish to post to your LinkedIn profile or account violates this policy, please consult the CCO before posting. Please do not guess.

With written authorization from the CCO, authorized employees may use targeted, non-public messages on LinkedIn for recruiting Firm personnel in accordance with the Social Media Usage Guidelines of the Firm’s Employee Handbook. However, once contact is established for recruiting purposes via LinkedIn messaging, the authorized employee should transition subsequent electronic communications to his/her corporate email address (@seafarerfunds.com).

Application of Policy to Social Media Used By The Firm

The use of social media pages that are maintained for business purposes by the Firm will comply with the requirements of ALPS Distributors Inc.’s (“ADI”) Social Media Policy.1 The Firm will provide ADI with such information as is needed to enable ADI to monitor the Firm’s social media activities. The Firm will submit to ADI content used in the Firm’s social media pages, if required, in accordance with ADI’s Social Media Policy and the Firm’s Advertising and Marketing Materials policies and procedures.2 Content posted on the Firm’s social media pages will be retained according to the books and records requirements of FINRA Rule 3110 and Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, where applicable , as well as the Firm’s Recordkeeping Policy.

Terms and Conditions. Supervised Persons should follow the terms and conditions of use that have been established by the venue used for social networking activities.

Violations. Supervised Persons who violate this policy may be subject to disciplinary action, up to and including termination.

H.	UPDATES TO CODE

The Chief Compliance Officer or their designee shall forward any revisions and/or additions to the Code of Ethics to all Supervised Persons upon the adoption thereof.

I.	QUESTIONS AND EXCEPTIONS

Any questions regarding this policy should be raised with the Firm’s Chief Compliance Officer; any exceptions must be approved in writing by the Chief Compliance Officer.

[1]	The ADI Social Media Policy is a subsection of ADI’s Written Supervisory Procedures.
[2]	See especially the subsection – Approval Process For Marketing Activities and Advertising – for a description of the ADI approval process.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

APPENDIX I

POLICY AND PROCEDURES WITH RESPECT GIFTS & ENTERTAINMENT

This policy governs the giving and receipt of gifts to or from persons or entities outside the Firm. The giving or receipt of gifts, meals and entertainment raises potential conflicts of interest and may, in certain cases, raise an appearance of impropriety. The following restrictions are intended to limit gifts and entertainment to only those activities that are consistent with the Firm’s standards of business conduct, as set forth in the Code, and would not create a likely conflict of interest and that would not in any way influence decisions by the Firm or the persons with whom the Firm conducts business. These rules are intended to be guidelines. To the extent a gift, meal or entertainment would technically fall within the rules below but would still raise an appearance of impropriety, employees should refrain from engaging in that activity. Any questions regarding whether a particular activity raises concerns should be directed to the Firm’s Compliance Department (“Compliance”).

A.	GIFTS

Giving Gifts

No Supervised Person may give gifts (including Firm promotional merchandise) having more than a nominal market value (hereinafter defined as costing less than US $30), or, over the course of a calendar year, multiple such gifts having an aggregate value of more than US $100, directly or indirectly, to any:

•	Client, prospective client, or employee of a client or prospective client;

•	Securities firm or other financial institution or any employee thereof (including investment managers and broker-dealers);

•	News or financial information media; or

•	Service providers, vendors or other individuals with a relationship with the Firm.

Additionally, Supervised Persons may not give cash gifts (gratuities) of any amount to any individual or entity listed above. Payments to these entities in exchange for legitimate services or products delivered to the Firm in accordance with its policies are not considered gifts.

ERISA Accounts and Public Plans

The provision of gifts in any amount to a fiduciary of an existing or prospective client subject to ERISA, or to any existing or prospective client that is a public plan, or to any associated person thereof, must be pre-approved in writing by Compliance.

Accepting Gifts

Supervised Persons and their spouses and immediate family members may not solicit or encourage others to give them gifts or gratuities that are related in any way to the activities of the Firm or any of its affiliates, or the activities Supervised Persons conduct on behalf of the Firm, and Supervised Persons may not represent or suggest that any service or business will be given in exchange for a gift or gratuity.

Gifts given to or received from family members, friends and social acquaintances do not have to be reported (as further discussed below), provided the gifts are not related to the business of the Firm or any of its affiliates, or the activities Supervised Persons conduct on behalf of the Firm. However, Supervised Persons must be aware that the Firm strives to avoid situations where there is even a suggestion of impropriety or conflict. Accordingly, while personal gifts may not fall within the explicit scope of this Code, they are not exempt from its intent. The Firm strongly encourages Supervised Persons to report any gifts that may have mixed intent, e.g. simultaneously of a personal and commercial nature.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Supervised Persons and their spouses and immediate family members generally may not accept any form of cash gifts, or gifts having more than a nominal market value (as defined above) or, over the course of a calendar year, multiple such gifts having an aggregate value of more than US $100, from any outside person or entity that:

•	Does, or seeks to do, business with the Firm or any of its affiliates; or

•	Gives the gift because of the Supervised Person’s position with the Firm.

The Firm often receives gifts of food, particularly during the holiday season. Supervised Persons receiving any such gifts that exceed the dollar thresholds listed above may not keep such gifts for their own consumption but may place them in a common area to be shared by all persons in their location.

Reporting

Should a Supervised Person or his or her spouse or immediate family member receive any gifts from such person as described in “Accepting Gifts” above, whether that gift falls within or outside the dollar thresholds referred to above, the Supervised Person must promptly report its receipt to his/her Manager and to Compliance. Compliance will maintain a gift log in which to record all such gifts or similar payments. The log will contain the following information as provided by persons reporting gifts:

•	Date of the gift;

•	Recipient’s name;

•	Name of person and / or entity that provided the gift;

•	Estimated value (or exact amount) of the gift;

•	Description of the gift;

•	Method of disposition of the gift; and

•	For gifts of food valued greater than the limits set forth above, information will include the names of Supervised Persons sharing the gift, and also the approximate dollar value of the gift.

In cases where a Supervised Person receives a gift that falls outside the dollar thresholds referred to above, Compliance will instruct the Supervised Person how to dispose of the gift. For gifts of other than food that can be shared, disposal will typically involve returning the gift, or if that is not possible, donating it to charity.

B.	BUSINESS MEALS AND ENTERTAINMENT

Supervised Persons may provide to, and accept from, persons outside the Firm, including clients and prospective clients, customary and reasonable business meals and entertainment as long as both the Supervised Person and the other person(s) attend such events. Additional guidelines are:

•	Business must be discussed at such meals and/or events;

•	If the Firm is providing the meal or entertainment, it may pay only for the business-related attendees and their spouses or partners (not friends or children, etc.);

•	Such meals and/or entertainment must not be extravagant (i.e., the cost of the meal or event must be reasonable). For sake of clarity, golf events and regular season amateur or professional sporting events, other than those for which tickets are exceptionally expensive (such as professional playoff and championship series, bowl games, “the final four” and the like), will not normally be considered extravagant;

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

•	Such meals or entertainment must be occasional in nature (no set number, but common sense dictates no more than quarterly, preferably less than that if not absolutely necessary);

•	Public disclosure of such meals and/or entertainment would not embarrass the Firm;

•	Such meals and/or events do not take place at a venue that would reflect poorly on the Firm (e.g., events involving adult entertainment or large stakes gambling); and

•	If the Firm is providing meals or entertainment as part of an investment education or other event it is hosting, neither the Firm nor its Supervised Persons may pay for or reimburse any hosted attendee for their hotel, transportation, parking, or other travel expenses. Similarly, neither the Firm nor its Supervised Persons may accept payment of or reimbursement for lodging or travel expenses associated with educational or other events they attend that are hosted by third-parties.

•	Supervised Persons will make reasonable and appropriate efforts to arrange and pay for their own travel, meals, lodging and translation expenses during business travel (and business travel expenses will be reimbursed by the Firm in accordance with its policies). In instances where a broker-dealer, client or Firm service provider provides travel assistance that was unrequested or otherwise unavoidable, Supervised Persons will undertake reasonable efforts to request an itemized receipt and reimburse the broker-dealer, client or Firm service provider those expenses. If the broker-dealer, client or Firm service provider does not provide an itemized receipt on a timely basis upon request, such provision of travel assistance will not be deemed a conflict of interest for either the Supervised Person or the Firm. However, it shall be logged in the gift log as well as a best estimate of its value or that the value of the service is undeterminable.

In the interest of avoiding even the appearance of a conflict of interest, Supervised Persons are prohibited from requesting or accepting lodging or other travel-related discounts from the broker-dealers used for execution of client trades, clients or prospective clients and the Firm’s service providers. Such discounts could create a conflict (or the appearance of a conflict) of interest for the Supervised Person, the Firm, or both. Excluded from this prohibition are hotel or other travel arrangements made in consideration of safety concerns. Also excluded are organized group events sponsored by a broker-dealer, client or Firm service provider for which blocks of rooms, transportation or other services have been reserved for event participants.

Regular manager research or client meetings that take place at a broker’s offices, at a client site, or at the Firm’s offices, and to which there is no element of entertainment must be conducted in accordance with the other standards described herein. Meals eaten together with broker representatives for which the Supervised Person pays his or her own share also must also be conducted in accordance with the other standards described herein. Any Supervised Person that receives business meals and entertainment in violation of the above guidelines must report such occurrence to the Chief Compliance Officer or their designee for purposes of monitoring conflicts of interest.

C.       GIFTS, BUSINESS MEALS AND ENTERTAINMENT WITH GOVERNMENT OFFICIALS, EMPLOYEES, AND OTHER REPRESENTATIVES

When conducting business with governmental officials, employees, officers, directors, or representatives, Supervised Persons must understand and comply with the Firms’ polices which restrict providing gifts, business meals and entertainment. Violations of the complex set of laws and rules surrounding this activity can be serious and involve fines and/or sanctions against Seafarer, and/or may preclude the Firm from conducting business with domestic or foreign governments and their related entities. Note that regulations generally do not distinguish between gifts, business meals, or entertainment, and treat each of these as a “thing of value” subject to restriction. The following Firm policies are in addition to the Gifts, Business Meals and Entertainment policies set forth above.

Any attempt to influence government officials to award business to the Firm or to take any other action favorable to our business through the payment of gifts or by providing business meals or entertainment is strictly prohibited. Rule 206(4)5 of the Adviser’s Act places restrictions on Supervised Persons providing gifts or entertainment to state and local government officials, as described in the Firm’s Political Contributions Policy located in chapter 17 of this Compliance Manual. Additionally, states, counties, cities and other municipalities often place limitations, some as low as $10, on the value of gifts, business meals and entertainment that their officials or employees may receive from entities doing business with or wishing to do business with the government or its agencies.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

The US Financial Corrupt Practices Act (FCPA) and the UK Bribery Act prohibit Seafarer and third-party agents of Seafarer acting outside the United States from directly or indirectly paying or receiving anything of value, whether tangible or intangible (e.g. gifts, entertainment, travel expenses, charitable donations, political contributions, including making bribes or kickbacks, making a hiring decision, making any promise to pay, authorize payment, or accepting or soliciting any such payment) to or from a government recipient or their designee in order to influence or secure an improper benefit. Government recipients include government employees, private persons acting on their behalf, certain private companies with government ownership, candidates for political office, political parties and their officials, and officers, employees, and representatives of public international organizations such as the World Bank and the United Nations. Note that in certain countries and in certain industries an individual who may appear to work for a private entity may be considered a government official, for instance a doctor employed by a state-owned hospital or an employee of a state-owned telecommunications company.

Supervised Persons may not provide a gift, business meal, or entertainment of any value to any official, employee, officer or director or representative of any:

•	Federal governmental agency (such as the SEC or the various banking regulators);

•	State or local governmental agency that has regulatory jurisdiction over our business;

•	Foreign governmental agency; or

•	Self-regulatory organization within or outside the United States (e.g., FINRA or the Financial Services Authority).

Note that any gift, business meal or entertainment for which reimbursement is sought from the Firm is presumed to be related to the business of the Firm and therefore is subject to the rules described above.

D.	GIFTS VERSUS SOFT DOLLARS

The Firm may receive research products and services in connection with brokerage services. A description of acceptable products and services can be found in Chapter 7 of this Compliance Manual, Brokerage, Best Execution and Soft Dollar Policy. Anything else of value given to or received from a broker dealer is subject to this Gift Policy.

E.	GIFTS OR ENTERTAINMENT FOR TESTIMONIALS OR ENDORSEMENTS

Advisers Act Rule 206(4)-1 imposes specific requirements where an investment adviser provides anything of value—including any non-cash gift or entertainment—in exchange for a person’s positive statement about the adviser or the person’s referral or solicitation of clients to the adviser. Please see the Requirements of Rule 206(4)-1—Testimonials and Endorsements subsection of the Firm’s Advertising and Marketing Materials policy for additional information.

If you have any questions or doubts about whether any proposed gift or entertainment to be provided by the Firm or any Supervised Persons could potentially be interpreted as compensation exchanged for a person’s positive statement about the Firm or the referral or solicitation of clients to the Firm, please contact the Chief Compliance Officer prior to providing such gift or entertainment.

F.	QUESTIONS AND EXCEPTIONS

Any questions regarding this policy should be raised with Compliance; any exceptions must be approved in writing by the Chief Compliance Officer.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

APPENDIX II

POLICY AND PROCEDURES WITH RESPECT TO INSIDER TRADING

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Advisers Act, the Firm must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information. Accordingly, the Firm forbids any Supervised Person from trading, either personally or on behalf of others, including clients and Affiliated Funds, based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Seafarer’s policy applies to every Supervised Person and extends to activities within and outside their duties at Seafarer. Every Supervised Person must read and retain this policy statement. Any questions regarding Seafarer’s policy and procedures should be referred to the Chief Compliance Officer. Capitalized terms not defined herein shall have the meanings ascribed to them in Seafarer’s Code of Ethics.

The term “insider trading” is not defined in the federal securities law, but generally is used to refer not only to the use of material nonpublic information to trade in securities (whether or not the user is an “insider”), but also to communications of material nonpublic information to others, commonly referred to as “tipping”. The law concerning insider trading can and does change, but as a general matter the law prohibits, any person (including investment advisers) from knowingly or recklessly breaching a duty of trust and confidence owned by that person by:

•	trading while in possession of material, nonpublic information;

•	communication (i.e., “tipping”) such information to others;

•	recommending the purchase or sale of securities based on such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

In the course of employment, Supervised Persons may learn about the current or pending investment and operating activities of our Affiliated Funds or other client accounts and their portfolio investments. Using or sharing this information other than in connection with the investment of client accounts is considered acting on inside information and is therefore prohibited.

Equally, Supervised Persons may have access to inside information with respect to publicly-registered Affiliated Funds and other accounts that are under the Firm’s direction. Every Supervised Person must guard this information carefully, sharing it only with authorized parties, and always in compliance with the procedures discussed in chapter 13 of this Compliance Manual “Disclosure of Proprietary Information.” Such information may include but is not limited to: portfolio holdings and characteristics; information related to the portfolio valuation process; data regarding the Affiliated Fund’s or account’s assets under management, subscriptions and redemptions, and its clients. As Supervised Persons may have access to such information, Supervised Persons’ transactions in the Affiliated Fund or account could be considered “insider transactions.” In order to avoid even the appearance of impropriety associated with Supervised Person transactions in such Affiliated Funds or accounts, they will be governed by the pre-clearance procedures for Affiliated Funds set forth in the Code of Ethics.

A.	WHO IS AN INSIDER?

The concept of “insider” is broad. It includes officers, directors and employees of an issuer. In addition, a person can be an insider on a temporary or permanent basis if he or she enters into a special agreement or understanding to maintain the confidentiality of the inside information, such as a fiduciary or similar duty of trust or confidence, in the conduct of an issuer’s affairs and as a result is given access to information solely for the issuer’s purposes. This type of insider can include, among others, an issuer’s attorneys, accountants, consultants, bank lending officers, underwriters, placement agents, any party involved with the marketing or placement of the issuers securities, and the officers, directors and employees of such organizations.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

B.	WHAT IS MATERIAL INFORMATION?

Trading on insider information is not a basis for liability unless the information is material and non-public. “Material information” generally is defined as information which a reasonable investor would be likely to consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Information that Supervised Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, changes in credit ratings, significant expansions or curtailments of operations or significant increases or decreases of orders, planned offerings of securities, inflows or outflows of client assets or assets under management, a change in auditors or auditor notification that an issuer may no longer rely on an audit report, events regarding an issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities), bankruptcy, corporate restructuring or receivership, and extraordinary management or business developments.

Material information does not have to relate to an issuer’s business or come from a source inside the issuer. For example, in a case involving a Wall Street Journal reporter, the Supreme Court considered as material certain information about the contents of a forthcoming column that was expected to affect the market price of a security. In that case, the reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the column and whether those reports would be favorable or not.

Types and sources of information	Example
#1 – Material non-public information provided by an insider at the issuer	An executive of a public company provides “off the record” material information to Seafarer, such as earnings estimates or merger or acquisition plans. This is known as “tipping”.
#2 – Material non-public information provided by a source other than the issuer	An executive of a public company provides “off the record” material information to an industry analyst, who then provides the information to Seafarer. The industry analyst would be a “tippee”.
#3 – Material non-public information provided by either the issuer or another source that does not relate to the issuer’s business

Any material non-public information taken from any source other than the issuer, which information is then misappropriated.

Ex #1: A Wall Street Journal reporter provides “off the record” material information to others about the dates that reports on various companies would appear in the publication and whether those reports would be favorable or not.

Ex. #2: An independent contractor has an NDA with Firm A to not disclose information about Company A. In the course of his contract, he obtains material non-public information about Company B, which he passes along to Seafarer. Seafarer may not trade on this information.

#4 – Material non-public information that the person who traded on it may affirmatively prove did not impact the decision to trade

The SEC has issued guidance that if a person can demonstrate that material information that was not a factor in the trading decision, this is a permissible affirmative defense to allegations of insider trading. The person must show that he or she planned the transaction(s) in the security in advance pursuant to a contract, instruction or plan, before becoming aware of the material nonpublic information, and then completed the pre-planned transaction(s) at a later time, even if he or she subsequently learned of the material non-public information.

As example, a company operating a repurchase program could adopt a written plan, at a time when it is not aware of any material non-public information, that uses a written formula to derive the amounts, prices and dates on which it will repurchase its securities. The company could alternatively delegate all authority for determining the amounts, prices and dates to a person who is screened off from any material non-public information regarding the company, provided the company does not exercise any influence over the repurchases.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Types and sources of information	Example
As further example, a Supervised Person could acquire company stock in a retirement plan by providing instructions as to his or her participation in the plan, at a time when he or she is not aware of any material non-public information. Each transaction price, amount and date could be determined by an algorithm or formula prescribed by the plan’s administrator or investment manager, provided the employee does not exercise any influence over the timing of the transactions.
#5 – Non-public information that may constitute an acceptable basis for trading	Portfolio managers, expert network consultants and others are permitted to develop market information and insights by gathering pieces of information from different public and private sources, provided such information is not material non-public information or other information obtained in breach of an obligation not to communicate the information. These pieces of information, when put together form an assortment of information from which a material conclusion of fact can be drawn. This is known as the “mosaic theory” of trading.

In certain instances, information that is non-material still should not be used as an acceptable basis for trading. For example, if an executive of a public company provides “off the record” information to Seafarer that is not material, however, is provided in breach of a fiduciary or similar duty of trust or confidence to keep it confidential, the terms of an employment, consulting or confidentiality agreement or any other legal obligation, neither any Supervised Person nor Seafarer should trade on this information.

C.	WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the marketplace. A person should not trade on material nonpublic information until the investing public has been afforded the time to receive the information and act upon it. One must be able to point to some fact to show that the information is generally public. Information may be deemed to have been made public — and thus not subject to the prohibitions on insider trading — in a number of different ways, including when the information:

•	Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);

•	Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);

•	Is disclosed in a stockholder report or a press release from the issuer;

•	Is announced in a public forum such as a stockholder meeting;

•	Is provided by the issuer freely to anyone making an inquiry; and

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

•	Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider.

D.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	multiple damages;

•	paying back profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and

•	fines for an employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by Seafarer, including possible dismissal of the persons involved.

E.	PROCEDURES TO IMPLEMENT SEAFARER’S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid Seafarer in preventing, detecting and imposing sanctions against insider trading. These Procedures cannot cover all circumstances and Supervised Persons are asked to be cautious in all situations involving the potential for insider trading and consult with the Chief Compliance Officer if such Supervised Person has any questions.

Before a Supervised Person trades for himself or herself or others, including the Firm’s client accounts, in the securities of an issuer about which such Supervised Person may have potential inside information, the Supervised Person should ask at least the following questions:

•	Is the information material? Is this information that an investor would be likely to consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, a Supervised Person believes that the information is material and nonpublic, or if a Supervised Person has questions as to whether the information is material and nonpublic, he or she should take the following steps:

•	Do not purchase or sell the security on behalf of yourself or others, including any Affiliated Fund.

•	Do not communicate the information inside or outside Seafarer, other than to the Chief Compliance Officer or the Firm’s external counsel.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

•	Immediately report the information to the Chief Compliance Officer, who will consult with Seafarer’s counsel. Thereafter, the Chief Compliance Officer will instruct the Supervised Person to continue to refrain from such trading and communication, or the Supervised Person will be allowed to trade and communicate the information.

If the Chief Compliance Officer determines that the information constitutes material, nonpublic information that might expose the Firm or any of its affiliates to liability for “insider trading,” the issuer to which the information relates will be placed on the “Restricted List” described below. Issuers on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the Chief Compliance Officer.

When an issuer is placed on the Restricted List, and until it is removed, no Supervised Person (or any members of the family/household of a Supervised Person) may trade in the securities or other instruments of the issuer, either for their own account or for the account of any Firm client, absent specific authorization from the Chief Compliance Officer. In addition, no Supervised Person (or any members of the family/household of a Supervised Person) may recommend trading in such issuer’s securities or other instruments, or otherwise disclose material, nonpublic information (i.e., “tipping), to anyone other than the Chief Compliance Officer.

The Restricted List is a highly confidential list of issuers that is maintained in the possession of the Chief Compliance Officer, and its contents must not be communicated directly or indirectly to anyone outside of the Firm. The Restricted List will be updated periodically by the Chief Compliance Officer and distributed to all Supervised Persons.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

EXHIBIT A

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

PERSONAL TRANSACTION AUTHORIZATION FORM

Please complete the form below and deliver it to the Chief Compliance Officer (“CCO”) or his/her designee (the Chief Investment Officer) in the CCO’s absence. Keep a copy of the executed form for your own records.

SUPERVISED PERSON NAME:

ACCOUNT TITLE & NUMBER*:

TYPE OF REPORTABLE SECURITY:	[ ] AFFILIATED FUND

SECURITY NAME & TICKER:

NUMBER OF SHARES / AMOUNT:

PROPOSED TRADE DATE**:

TRANSACTION:	[ ] BUY [ ] SELL

*	Use last four digits of account number

**	All transactions must be submitted for approval prior to 1 PM PT. Pre-clearance for a transaction in an Affiliated Fund that is received on the request date cannot be executed on the request date before 1 PM PT. The approval is valid only for the immediately following two business days; otherwise a new authorization form must be submitted. Accordingly, the Firm recommends submitting this form only after you have made a final determination that you would like to buy or sell shares of the Fund(s).

I confirm that I (or my Household Member) will comply with the Firm’s Insider Trading Policy in connection with this transaction pre-approval request.

SIGNED:

AUTHORIZATION

The undersigned officer of Seafarer Capital Partners, LLC hereby certifies the following information:

•	The security above has ___ / has not ___ been traded by the Firm within the last 5 trading sessions;
•	The Firm does ___ / does not ___ expect to trade the security above during the next 5 trading sessions;
•	There are ___ / are not ___ any open orders in this security for Affiliated Funds or client accounts.

Request Approved: YES [  ]       NO [  ]

By:	Date:	Time Received:

Title:

**** Note: The Chief Compliance Officer’s trades will be approved by the Firm’s CIO or his/her designee.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

EXHIBIT B

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS

I, ___________ (print name), hereby reconfirm my acknowledgment of, and obligation for, ongoing compliance with the Firm’s Code of Ethics. I understand that my failure to comply with these policies shall be cause for sanction, including possibly my dismissal from the Firm. For the quarter beginning ___________ and ending ____________, I affirm the following about my transactions in Reportable Securities1 as well as those of my Household Members.

Please select one or more of the following (as applicable):

[  ] I and my Household Members did not transact in any Reportable Securities during the quarter, OR

[  ] I have attached a complete list of Reportable Securities transactions made during the quarter in each of the Covered Accounts2 owned by me or my Household Members using the format in the table below, OR

DATE OF TRANSACTION	BUY / SELL (or other type of acquisition or disposition)	SECURITY NAME AND TICKER OR CUSIP (include Interest Rate and Maturity Date, as applicable)	SHARES / PAR AMOUNT (as of trade date)	PRICE (as of trade date)	TOTAL DOLLAR AMOUNT (as of trade date)	NAME OF COVERED ACCOUNT AND ACCOUNT NUMBER (last four digits)

[  ] I and my Household Members have reported all Reportable Securities transactions made during the quarter by instructing broker/dealers, or others, to send to Seafarer and/or an outside vendor engaged by Seafarer to assist with administering Seafarer’s Code of Ethics trade confirmations and statements for all of our Covered Accounts. I have accompanied this certification with a list of the names of each Covered Account and the account number (last four digits).

[  ] I have complied with the conditions in consideration of which a Household Member exemption3 was granted.

[  ] I confirm that I (or my Household Member(s)) have complied with the Firm’s Insider Trading Policy in connection with transactions in Reportable Securities, including Affiliated Funds.

[1]	Reportable Securities, as described in the Code of Ethics, generally include stocks, bonds, ETFs, closed-end funds, listed or over-the-counter derivative securities or financial instruments (other than ADRs) or Affiliated Funds (i.e., funds managed by Seafarer).

[2]	Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Reportable Securities may be held and in which a Supervised Person or their Household Member has direct or indirect Beneficial Interest and/or trading discretion or control.

[3]	I (a) do not reside with a Related Adult (i.e., a Household Member claimed as a dependent by me for tax purposes regardless of residence) for more than 60 days a year; (b) do not have access to any Covered Accounts or financial accounts (banking, brokerage, bill payment) over which the Related Adult maintains discretion; (c) have not and will not share with a Related Adult financial information acquired during the course of my employment at Seafarer. I will notify the Chief Compliance Officer immediately of any change to these considerations.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

I certify that the information contained herein is accurate and complete and is made in compliance with the Code of Ethics of Seafarer Capital Partners, LLC.

I hereby authorize Seafarer to contact the brokers, dealers, banks and/or other financial institutions holding Covered Accounts owned by me and my Household Members to request that duplicate account statements, trade confirmations and other information for these Covered Account(s) be provided directly to Seafarer and/or to any outside vendor engaged by Seafarer to assist in administering Seafarer’s Code of Ethics.

Signed:	Date Submitted:

Received by CCO:	Date Received:

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

EXHIBIT C

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

INITIAL ACKNOWLEDGMENT & HOLDINGS REPORT

I, ________________________ (print name), have received, read, understand, and will comply with the Firm’s Code of Ethics, particularly in respect to the policies and procedures relative to: (1) prohibitions against insider trading, (2) personal securities transactions, and (3) the disclosure and misuse of proprietary information. I further understand that should I ever have any questions regarding these policies and procedures, I will immediately address them with the Chief Compliance Officer. I affirm the following about my Reportable Securities1 as well as those of my Household Members as of the date below.

Please select one or more of the following, as applicable:

[  ] I and my Household Members do not hold any Reportable Securities and have no Covered Accounts2, OR

[  ] I have attached a complete list of Reportable Securities positions using the format in the table below and provided statements with those positions for each of the Covered Accounts owned by me and my Household Members. The list includes the name of each Covered Account and account number (last four digits).

Ticker Symbol (or CUSIP)	Issuer and Title of Reportable Security	Shares / Par Amount	Total Dollar Amount	Name of Covered Account and Account Number (last four digits)

[  ] If I have been granted a Household Member exemption3 I will comply with the conditions in consideration of which it was granted.

I hereby authorize Seafarer Capital Partners, LLC (“Seafarer”) to contact the brokers, dealers, banks and/or other financial institutions holding Covered Accounts owned by me and my Household Members (listed above) to request that duplicate account statements, trade confirmations and other information for these Covered Account(s) be provided directly to Seafarer and/or to any outside vendor engaged by Seafarer to assist in administering Seafarer’s Code of Ethics.

[1]	Reportable Securities, as described in the Code of Ethics, generally include stocks, bonds, ETFs, closed-end funds, listed or over-the-counter derivative securities or financial instruments (other than ADRs) or Affiliated Funds (i.e., funds managed by Seafarer).

[2]	Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Reportable Securities may be held and in which a Supervised Person or their Household Member has direct or indirect Beneficial Interest and/or trading discretion or control.

[3]	I (a) do not reside with a Related Adult (i.e., a Household Member claimed as a dependent by me for tax purposes regardless of residence) for more than 60 days a year; (b) do not have access to any Covered Accounts or financial accounts (banking, brokerage, bill payment) over which the Related Adult maintains discretion; (c) will not share with a Related Adult financial information acquired during the course of my employment at Seafarer. I will notify the Chief Compliance Officer immediately of any change to these considerations.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

Signed:	Date Submitted:

Received by CCO:	Date Received:

REMINDER: THIS FORM MUST BE COMPLETED AND RETURNED TO COMPLIANCE WITHIN 10 DAYS AFTER YOUR HIRE DATE. INFORMATION MUST BE NO OLDER THAN 45 DAYS BEFORE YOUR DATE OF BECOMING A SUPERVISED PERSON.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

EXHIBIT D

SEAFARER CAPITAL PARTNERS, LLC

CODE OF ETHICS

ANNUAL ACKNOWLEDGMENT & HOLDINGS REPORT

I, ____________________________ (print name), hereby reconfirm my acknowledgment of, and obligation for, ongoing compliance with the Firm’s Code of Ethics. I understand that my failure to comply with these policies shall be cause for sanction, including possibly my immediate dismissal from the Firm. For the calendar year _______, I affirm the following about my Reportable Securities1 as well as those of my Household Members.

Please select one or more of the following (as applicable):

[  ] I and my Household Members did not hold any Reportable Securities or have any Covered Accounts2, OR

[  ] I have attached a complete list of Reportable Securities positions using the format in the table below, and provided statements with those positions for each of the Covered Accounts owned by me and my Household Member(s), OR

Ticker Symbol (or CUSIP)	Issuer and Title of Reportable Security	Shares / Par Amount (as of calendar year-end)	Total Dollar Amount (as of calendar year-end)	Name of Covered Account and Account Number (last four digits)

[  ] I and my Household Members have instructed broker/dealers or other financial institutions to send to Seafarer and/or an outside vendor engaged by Seafarer to assist with the administration of Seafarer’s Code of Ethics trade confirmations and statements for all of our Covered Accounts. I have accompanied this certification with a list of the name of each Covered Account and the account number (last four digits).

[  ] I have complied with the conditions in consideration of which a Household Member exemption3 was granted.

I have requested approval for any new outside business activity that I engaged in since the beginning of the calendar year.

[ ] YES	[ ] NO	[ ] NOT APPLICABLE

I have disclosed to the Chief Compliance Officer any material changes to my approved outside business activities (including, but not limited to, changes in compensation, the nature of the activity or the amount of time allocated to it).

[ ] YES	[ ] NO	[ ] NOT APPLICABLE

[1]	Reportable Securities, as described in the Code of Ethics, generally include stocks, bonds, ETFs, closed-end funds, listed or over-the-counter derivative securities or financial instruments (other than ADRs) or Affiliated Funds (i.e., funds managed by Seafarer.

[2]	Covered Accounts are accounts held with a broker, dealer, bank or other financial institution, in which Reportable Securities may be held and in which a Supervised Person or their Household Member has direct or indirect Beneficial Interest and/or trading discretion or control.

[3]	I (a) do not reside with a Related Adult (i.e., a Household Member claimed as a dependent by me for tax purposes regardless of residence) for more than 60 days a year; (b) do not have access to any Covered Accounts or financial accounts (banking, brokerage, bill payment) over which the Related Adult maintains discretion; (c) have not and will not share with a Related Adult financial information acquired during the course of my employment at Seafarer. I will notify the Chief Compliance Officer immediately of any change to these considerations.

2. Code of Ethics, Insider Trading, and Personal Securities Transactions

I certify that the information contained herein is accurate and complete and is made in compliance with the Code of Ethics of Seafarer Capital Partners, LLC.

Signed:	Date Submitted:

Received by CCO:	Date Received:

2. Code of Ethics, Insider Trading, and Personal Securities Transactions